November 12, 2007	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen L. Taylor
	Phone:	303/633-2913
	24-Hour:	303/809-9160

DCP MIDSTREAM PARTNERS ANNOUNCES CHANGES
TO ITS BOARD OF DIRECTORS

DENVER - DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, announced today the departure of Derrill Cody and John E. Lowe from the board of directors of DCP Midstream GP, LLC, and the appointment of Sigmund L. Cornelius as a member of its board of directors. Mr. Cornelius, who currently serves as senior vice president, planning, strategy and corporate affairs of ConocoPhillips, is replacing Mr. Lowe as a ConocoPhillips representative on the board of directors. Following these changes, the other board members affiliated with the Partnership are Fred Fowler, Bill Easter and Mark Borer. The continuing independent directors of the board are Paul Ferguson, Frank McPherson, Tom Morris and Steve Springer.

Mr. Cornelius, 53, has over twenty-seven years experience in the energy industry with ConocoPhillips. He began his career at Conoco in 1980, where he served in a variety of positions in the company’s natural gas and gas products unit. After serving in a number of management positions with Conoco, he was named president and general manager of Conoco Canada Limited in 1994 and president of Conoco affiliate Dubai Petroleum Company in 1997. In 1999 he was named assistant treasurer and general manager for mergers, acquisitions and structured finance for Conoco. In 2001, Mr. Cornelius was named treasurer of Conoco and later named vice president and treasurer. Following the merger with Phillips Petroleum in 2002, Mr. Cornelius became vice president of upstream business development, and in 2003 he became president, lower 48, Latin America & midstream. In 2004 he became president, global gas, and he was named president, exploration and production - lower 48 in 2006. He was named to his current position in 2007.

###

“We want to thank Derrill and John for their leadership and commitment to the formation, growth and success of DCP Midstream Partners,” said Fred Fowler, chairman of the board of directors. “We are excited about the addition of Sig Cornelius from ConocoPhillips who brings a broad background in both natural gas and the energy industry as well as a wealth of knowledge and experience to our board. We welcome his leadership and look forward to working with him as the Partnership continues to pursue its growth initiatives.”

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, processes, transports and markets natural gas and natural gas liquids and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP Web site at http://www.dcppartners.com.